UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2017

Foot Locker, Inc.

(Exact name of registrant as specified in its charter)

New York	1-10299	13-3513936
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 West 34th Street, New York, New York	10001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 720-3700

(Former name or former address, if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)          (1)          Establishment of Performance Goals.

(i)          On March 22, 2017, the Compensation and Management Resources Committee (the “Compensation Committee”) of the Board of Directors of Foot Locker, Inc. (the “Company”) established the performance goals for the 2017 fiscal year under the Foot Locker Annual Incentive Compensation Plan, as Amended and Restated (the “Annual Bonus Plan”). The goals for the executives are based on the Company’s pre-tax income. Under the Annual Bonus Plan, the amount that would be paid to the executives if the performance goals are met is based on a percentage of their annual base salaries earned for the plan year. The Compensation Committee established individual target awards under this plan for the executives who will be included as named executive officers (“NEOs”) in the Company’s 2017 proxy statement. The percentage of annual base salary payable at threshold, target, and maximum for each executive is shown in the table below.

	Percent of Annual Base Salary
Name	Threshold Payout	Target Payout	Maximum Payout
Richard A. Johnson	37.5%	150%	300%
Lauren B. Peters	18.75%	75%	150%
Stephen D. Jacobs	25%	100%	200%
Lewis P. Kimble	18.75%	75%	150%
Paulette R. Alviti	12.5%	50%	100%

(ii)          On March 22, 2017, the Compensation Committee established long-term incentive compensation performance goals for the 2017-18 performance period based on a combination of the Company’s two-year average after-tax income and return-on-invested capital. Provided the performance goals are achieved, the payout structure of the executives’ long-term awards is as follows: (a) for Mr. Johnson, 100% of the award would be payable in restricted stock units (“RSUs”) under the 2007 Stock Incentive Plan (the “Stock Incentive Plan”), and (b) for each of the other NEOs, 75% of the award would be payable in RSUs under the Stock Incentive Plan and 25% of the award would be payable in cash under the Long-Term Incentive Compensation Plan. Both the RSU portion and the cash portion of any earned awards would be subject to a time-based, one-year vesting period following the end of the performance period before payout to the executives. The Compensation Committee established individual long-term target awards for the NEOs. Individual long-term target awards are expressed as a percentage of the executive’s annual base salary as approved by the Compensation Committee on March 22, 2017. The percentages shown in the table below represent the percent of the 2017 annual base salary that would be paid to such NEOs in RSUs and cash, as applicable, if the established goals are achieved.

	Percent of Annual Base Salary
Name	Threshold Payout	Target Payout	Maximum Payout
Richard A. Johnson	62.5%	250%	500%
Lauren B. Peters	25%	100%	200%
Stephen D. Jacobs	25%	100%	200%
Lewis P. Kimble	18.75%	75%	150%
Paulette R. Alviti	18.75%	75%	150%

The threshold, target, and maximum number of RSUs for each executive was calculated on March 22, 2017 on the basis of that day’s closing stock price. The actual number of RSUs awarded will be based on the Company’s performance compared to targets. The value of the RSUs received by an executive will depend upon the Company’s stock price on the payment date.

(2)          Stock Option Awards. On March 22, 2017, the Compensation Committee granted stock options under the Stock Incentive Plan to the NEOs. The options will vest in three equal installments on March 22, 2018, March 22, 2019, and March 22, 2020. The options were granted at an exercise price of $72.83 per share, which was 100% of the fair market value (closing price) of a share of the Company’s common stock, par value $0.01 per share, on the date of grant.

Name	Number of Shares
Richard A. Johnson	141,207
Lauren B. Peters	32,093
Stephen D. Jacobs	32,093
Lewis P. Kimble	28,884
Paulette R. Alviti	14,442

(3)          Annual Base Salaries. The Compensation Committee made no changes to the annual base salaries of the NEOs. The NEOs’ salaries are shown in the table below.

Name	Position	Base Salary
Richard A. Johnson	President and Chief Executive Officer	$1,100,000
Lauren B. Peters	Executive Vice President and Chief Financial Officer	675,000
Stephen D. Jacobs	Executive Vice President and Chief Executive Officer—North America	850,000
Lewis P. Kimble	Executive Vice President and Chief Executive Officer—International	650,000
Paulette R. Alviti	Senior Vice President and Chief Human Resources Officer	490,000

(4)          Amendment to Annual Bonus Plan. On March 22, 2017, the Board of Directors of the Company approved an Amendment to Section 6(c)(2) of the Annual Bonus Plan. The NEOs, as well as other officers and key employees of the Company, participate in this plan. The amendment increases the limit on payouts to any Covered Employee (as defined in the plan) for any plan year from $3 million to $6 million.  The plan amendment will be considered for approval by shareholders at the Company’s 2017 Annual Shareholders’ Meeting.  A copy of the Annual Bonus Plan, as proposed to be amended, is attached hereto as Exhibit 10.1 and is incorporated herein in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Foot Locker Annual Incentive Compensation Plan, as Amended and Restated

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOOT LOCKER, INC.

Date: March 24, 2017	By:	/s/ Paulette R. Alviti
		Name:	Paulette R. Alviti
		Title:	Senior Vice President and Chief Human Resources Officer